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                                  EXHIBIT 99.1

COMPUCREDIT CORPORATION ANNOUNCES FILING OF REGISTRATION STATEMENT FOR FOLLOW-ON OFFERING

         ATLANTA--(BUSINESS WIRE)--Jan. 18, 2000--CompuCredit Corporation (NASDAQ: CCRT - news) today announced that it has filed a registration statement with the Securities and Exchange Commission for a follow-on public offering of 4,000,000 shares of its common stock. All of the shares will be sold by CompuCredit. CompuCredit and four selling shareholders have granted the underwriters an option to purchase up to 600,000 additional shares of common stock to cover over-allotments, if any.

         Donaldson, Lufkin & Jenrette is acting as book-running manager, and J.P. Morgan & Co. is acting as co-lead manager of the underwriters. Bear, Stearns & Co. Inc., First Union Securities, Inc., PaineWebber Incorporated and DLJdirect Inc. are acting as co-managers.

         CompuCredit Corporation is a credit card company that uses analytical techniques, including sophisticated computer models, to target a consumer credit market that it believes has been underserved by traditional grantors of credit. CompuCredit markets Aspire Visa credit cards to these consumers on an unsecured basis through traditional channels such as direct mail and telemarketing, as well as through its Internet marketing services subsidiary, AspireCard.com, Inc. Aspire Visa cards are issued by Columbus Bank and Trust under an agreement with CompuCredit.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Once available, preliminary prospectuses may be obtained from Donaldson, Lufkin & Jenrette, 277 Park Avenue, New York, New York 10172,
Attention: Prospectus Department.

CONTACT:

     CompuCredit Corporation
     Brett Samsky, 770/206-6200